Exhibit 3.6

ARTICLES OF INCORPORATION

OF

WCC MERGER CORPORATION

1.	Name. The name of the Corporation is WCC Merger Corporation.

2.	Authorized Capital. The Corporation shall have authority to issue 1,000 shares of common stock, $.01 par value.

3.	Registered Agent and Registered Office. The name and address of the initial Registered Agent and the Registered Office of the Corporation are:

Name	Address (including county)
CT Corporation System	1201 Peachtree Street, N.E.
Atlanta, Fulton County, GA 30361

4.	Incorporator. The name and address of the incorporator are:

Name	Address
Mark A. Loeffler	Powell, Goldstein, Frazer & Murphy Sixteenth Floor 191 Peachtree Street, NE Atlanta, GA 30361

5.	Principal Office. The mailing address of the initial principal office of the Corporation is:

CT Corporation System 1201 Peachtree Street, NE Atlanta, GA 30361

6.	Initial Board of Directors. The initial Board of Directors shall consist of 3 members who shall be and whose addresses are:

Name	Address
David H. Hughes	20 N. Orange Avenue
Suite 200
Orlando, FL 32801

A. Stewart Hall, Jr.	20 N. Orange Avenue
Suite 200
Orlando, FL 32801

J. Stephen Zepf	20 N. Orange Avenue
Suite 200
Orlando, FL 32801

7.	Personal Liability of Board of Directors. The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the Georgia Business Corporation Code as the same may be amended and supplemented (the “Code”).

8.	Shareholders’ Actions by Written Consent. Any action required or permitted by the provisions of the Code to be taken at a shareholders’ meeting may be taken without a meeting in accordance with of Section 14-2-704 of the Code if the action is taken by persons who would be entitled to vote at a meeting shares having voting power to cast not less than the minimum number (or numbers, in the case of voting by groups) of votes that would be necessary to authorize or take the action at a meeting at which all shareholders entitled to vote were present and voted. Notice of such action without a meeting by less than unanimous written consent shall be given within ten (10) days of the taking of such action to those shareholders of record on the date when the written consent is first executed and whose shares were not represented on the written consent.

9.	Indemnification of Officers and Directors. The Corporation shall, to the fullest extent permitted by the provisions of the Code, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under the Code from and against any and all of the expenses, liabilities, or other matters referred to in or covered by the Code. Any indemnification effected under this provision shall not be deemed exclusive of rights to which those indemnified may be entitled under any Bylaw, vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

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IN WITNESS WHEREOF, the undersigned has executed these Articles of Incorporation, this 28th day of July, 1998.

/s/ Mark A. Loeffler
Mark A. Loeffler, Incorporator

ARTICLES OF AMENDMENT

WCC MERGER CORPORATION

I.

The name of the corporation is:

WCC MERGER CORPORATION

II.

The Articles of Incorporation are hereby amended by deletion of Article One in its entirety and substituting in lieu thereof a new Article One to read as follows:

1. Name. The name of the corporation is Hughes Building Materials Group, Inc.

III.

The Amendment to the Articles of Incorporation to change the name of the corporation was adopted by the unanimous consent of all of the Directors of WCC Merger Corporation, dated December 21, 2004 and by the consent of the sole shareholder of WCC Merger Corporation dated December 21, 2004.

IV.

The publication of “Notice of Change of Corporate Name” will be published pursuant to O.C.G.A. 14-2-1006.1(b).

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed on its behalf and the foregoing attested all by its respective duly authorized officers on the 21st day of December, 2004.

/s/ Thomas I. Morgan
Thomas I. Morgan, President

ARTICLES OF MERGER

OF

W.C. CAPE & COMPANY

AND WCC MERGER CORPORATION

Pursuant to the provisions of the Georgia Business Corporation Code (the “Code”), the corporations herein named do hereby adopt the following articles of merger.

1. The attached Plan and Agreement of Merger (the “Plan of Merger”) for merging W.C. CAYE & COMPANY, a Georgia corporation (the “Company”), with and into WCC MERGER CORPORATION, a Georgia corporation (“Merger Corp.”), has been adopted by the respective Boards of Directors of Company and Merger Corp.

2. The merger has been duly approved by the shareholders of Company and Merger Corp.

3. Merger Corp. shall continue in existence as the surviving corporation.

4. Hughes Supply, Inc., a Florida corporation, is supplying the consideration for this merger, and therefore has been made a party hereto.

5. The merger herein provided for shall take effect on the date that these articles of merger are filed with the Secretary of State of the State of Georgia.

6. The Plan of Merger is on file with the principal place of business of the Merger Corp., the surviving corporation, located at 20 North Orange Avenue, Suite 200, Orlando, Florida 32801, and is available without cost to the shareholders of the Company and the Merger Corp. upon request.

7. Merger Corp. shall submit the request for publication of notice of intent to file these articles as required by O.C.G.A. Section 14-2-1105.1.

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IN WITNESS WHEREOF, the parties have duly executed this Plan of Merger as of the date first above written.

“Company”

W.C. CAPE & COMPANY

By:	/s/ Benjamin P. Butterfield
Benjamin P. Butterfield, Secretary

“Parent”

HUGHES SUPPLY, INC.

By:	/s/ Benjamin P. Butterfield
Benjamin P. Butterfield, Secretary

“Merger Corp.”

WCC MERGER CORPORATION

By:	/s/ Benjamin P. Butterfield
Benjamin P. Butterfield, Secretary